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                                EXHIBIT (23)(B)
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                     [Letterhead of Baird, Kurtz & Dobson]



                         Independent Auditors' Consent
                         -----------------------------



The Board of Directors
American Federal Savings and Loan
   Association  of Sullivan

    We consent to the inclusion in the Registration Statement on Form S-4 of Mid-Missouri Holding Company, Inc. of our report dated January 10, 1997, relating to the balance sheets of American Federal Savings and Loan Association of Sullivan as of December 31, 1996 and 1995, and the related statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. We also consent to the reference to us under the caption "Experts" in Form S-4.


              BAIRD, KURTZ & DOBSON

St. Louis, Missouri
May 8, 1997